EXHIBIT 2.1
Execution Version
AGREEMENT AND PLAN OF MERGER
between
COMPUTER SCIENCES CORPORATION,
LB ACQUISITION CORP.
and
FIRST CONSULTING GROUP, INC.
dated as of
OCTOBER 30, 2007

i

ii

EXHIBITS
Exhibit A            Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B            Form of Bylaws of the Surviving Corporation
iii

AGREEMENT AND PLAN OF MERGER
          This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated October 30, 2007, is by and among Computer Sciences Corporation, a Nevada corporation (“Parent”), LB Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and First Consulting Group, Inc., a Delaware corporation (the “Company”).
          WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the parties intend that Merger Sub will be merged with and into the Company with the Company as the Surviving Corporation (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);
          WHEREAS, the Board of Directors of the Company (the “Company Board of Directors”) has unanimously, on the terms and subject to the conditions set forth herein, (i) determined that the Merger and other transactions contemplated by this Agreement are fair to and in the best interests of its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby and (iii) determined to recommend that the Company’s stockholders adopt this Agreement and approve the Merger; and
          WHEREAS, the Board of Directors of Parent, Merger Sub and the Company have, on the terms and subject to the conditions set forth herein, unanimously approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby.
          NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:
ARTICLE I
THE MERGER
          Section 1.1 The Merger
          (a) Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (i) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the DGCL and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in Section 259 of the DGCL.

          (b) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall, by virtue of the Merger, be amended so as to read in its entirety in the form set forth as Exhibit A hereto until thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, the bylaws of the Surviving Corporation shall be amended so as to read in their entirety in the form set forth in Exhibit B hereto until thereafter changed or amended as provided therein or by applicable Law.
          Section 1.2 Effective Time. Parent, Merger Sub and the Company shall cause an appropriate certificate of merger or other appropriate documents (the “Certificate of Merger”) to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time such Certificate of Merger shall have been duly filed with, and accepted by, the Secretary of State of the State of Delaware or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”
          Section 1.3 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., California time, on a date to be specified by the parties hereto (the “Closing Date”), such date to be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VII, at the offices of Latham & Watkins LLP, 650 Town Center Drive, 20th floor, Costa Mesa, California 92626, unless another time, date or place is agreed to in writing by the parties hereto.
          Section 1.4 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be appointed as the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.
          Section 1.5 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.
          Section 1.6 Proxy Statement; Special Meeting.
          (a) As promptly as practicable after the date of this Agreement, the Company shall prepare and file with the Securities and Exchange Commission (the “SEC”) a proxy statement for the Special Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) relating to the Merger and this Agreement in preliminary form as required by the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and shall use all reasonable efforts to have the Proxy Statement cleared by the SEC; provided, that Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement before it is filed with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. Subject to Section 5.2(d), the Company shall include in the Proxy Statement the recommendation of the Company Board of Directors that stockholders of the Company vote in favor of the adoption of this Agreement and approval of the Merger in accordance with the DGCL. The Company shall use its reasonable best efforts to obtain and furnish the information required to be included by the SEC in the Proxy Statement and, after consultation with Merger Sub, respond promptly to any comments made by the SEC with respect to the Proxy Statement. The Company shall provide Parent, Merger Sub and their counsel with copies of any written comments, and shall inform them of any oral comments, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after the Company’s receipt of such comments, and any written or oral responses thereto. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on any such written responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. Prior to and during the Special Meeting, the Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to promptly correct any information provided by it for use in the Proxy Statement if and to the extent that it shall have become false or misleading in any material respect or as otherwise required by applicable Law. The Company further agrees to cause the Proxy Statement, as so corrected (if applicable), to be filed with the SEC and, if any such correction is made following the mailing of the Proxy Statement as provided in Section 1.6(b), mailed to holders of Shares, in each case as and to the extent required by the Exchange Act or the SEC (or its staff).
          (b) The Company, acting through the Company Board of Directors, shall, in accordance with and subject to the requirements of applicable Law:
          (i) as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders, (A) duly set a record date for, call and give notice of a special meeting of its stockholders (the “Special Meeting”) for the purpose of considering and taking action upon this Agreement (with the record date and meeting date set in consultation with Parent), and (B) convene and hold the Special Meeting;
          (ii) cause the definitive Proxy Statement to be mailed to its stockholders;
          (iii) except in the case of a Company Change in Recommendation specifically permitted by Section 5.2(d), (A) recommend to its stockholders that they adopt this Agreement and approve the Merger, and (B) include such recommendation in the Proxy Statement; and
          (iv) subject to Section 5.2(d), use its reasonable best efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and approval of the Merger and (B) secure any approval of stockholders of the Company that is required by the DGCL and any other applicable Law to effect the Merger.
ARTICLE II
CONVERSION OF SECURITIES
          Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company or common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”):
          (a) Merger Sub Common Stock. Each issued and outstanding share of Merger Sub Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.
          (b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are owned by the Company and any Shares owned by Parent, Merger Sub or any of their respective Subsidiaries shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.
          (c) Conversion of Common Stock. Each issued and outstanding Share (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) shall be converted into the right to receive $13.00, payable to the holder thereof in cash, without interest (the “Merger Consideration”). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Share shall cease to have any rights with respect thereto (including the associated Rights), except the right to receive the Merger Consideration therefor upon the surrender of such Share in accordance with Section 2.2, without interest thereon.
          (d) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split,

stock dividend (including any dividend or distribution of securities convertible into Common Stock), cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Common Stock occurring on or after the date hereof and prior to the Effective Time.
          Section 2.2 Surrender of Certificates.
          (a) Paying Agent. Merger Sub shall designate a bank or trust company to act as the payment agent in connection with the Merger (the “Paying Agent”). Prior to or at the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration with respect to Shares converted into the right to receive the Merger Consideration pursuant to Section 2.1(c). Such funds shall be invested by the Paying Agent as directed by Parent, in its sole discretion, pending payment thereof by the Paying Agent to the holders of the Shares. Earnings from such investments shall be the sole and exclusive property of Parent, and no part of such earnings shall accrue to the benefit of holders of Shares.
          (b) Procedures for Surrender. Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the “Certificates”) or non-certificate Shares represented by book-entry (“Book-Entry Shares”) and whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a Certificate or Book-Entry Share for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share and the Certificate so surrendered or book-entry shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (A) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (B) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not required to be paid. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2, without interest thereon.
          (c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.
          (d) Termination of Fund; No Liability. At any time following twelve months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent and not disbursed (or for which no disbursement is pending subject only to the Paying Agent’s routine administrative procedures) to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
          (e) Withholding Rights. Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares, or to a Person other than the Person in whose name the surrendered Certificate is registered at the direction of the Person in whose name the surrendered Certificate is registered, such amounts that Parent, Merger Sub, the Surviving Corporation or the Paying Agent are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), the rules and Treasury Regulations promulgated thereunder or any provision of applicable state, local or foreign Law, including with respect to stock transfer Taxes payable by the seller. To the extent that amounts are so withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Shares, or to such Person other than the Person in whose name the surrendered Certificate is registered at the direction of the Person in whose name the surrendered Certificate is registered, in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Paying Agent.
          (f) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1 hereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
          Section 2.3 Dissenting Shares.
          (a) Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal of such Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Appraisal Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under the Appraisal Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive the Merger Consideration, without interest.
          (b) The Company shall serve prompt notice to Parent of any demands received by the Company for appraisal rights of any Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.
          Section 2.4 Treatment of Company Options, Restricted Stock Awards and Stock Bonus Awards.
          (a) Subject to the consummation of the Merger, the Company and the Board of Directors of the Company (or the appropriate committee thereof): (i) shall cause, effective as of immediately prior to the Effective Time, the vesting and exercisability of each then outstanding Company Option held by any Person then performing services as an employee, director or consultant of the Company or any Company Subsidiary immediately prior to the Effective Time to be fully accelerated, and (ii) shall cause, effective as of the Effective Time, each then outstanding Company Option to be canceled and terminated as of the Effective Time (if not exercised prior to the Effective Time) and the holder thereof to become entitled to receive an amount of cash, if any, from the Company equal to the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Option, and (ii) the number of Shares subject to the exercisable portion of such Company Option (such amount being hereinafter referred to as the “Option Consideration”). The Option Consideration shall be paid by the Surviving Corporation as soon as practicable following the Effective Time.
          (b) Subject to the consummation of the Merger, the Company and Board of Directors of the Company (or, if appropriate, any committee thereof) shall cause, effective as of immediately prior to the Effective Time, the vesting of each outstanding restricted Share subject to a restricted stock award or stock bonus award granted under the Company Stock Plans held by any Person then performing services as an employee, director or consultant of the Company or any Company Subsidiary immediately prior to the Effective Time to be fully accelerated and the contractual restrictions thereon (including, without limitation, any contractual forfeiture, repurchase and transferability restrictions) to terminate.
          (c) Prior to the Effective Time, the Company and the Board of Directors of the Company (or the appropriate committee thereof) shall take such steps, if any, as may be required to provide that, with respect to each Section 16 Affiliate (as defined below), (i) the transactions contemplated by this Section 2.4, and (ii) any other dispositions of Company equity securities (including derivative securities), shall be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the terms and conditions set forth in that certain No-Action Letter, dated January 12, 1999 (CCH Fed. Sec. L. Rep. 77.515). For purposes of this Agreement, “Section 16 Affiliate” shall mean each individual who immediately prior to the Effective Time is a director or officer of the Company subject to Section 16(b) of the Exchange Act.
          (d) The Company shall take all corporate actions necessary to effectuate the treatment of Company Options, and restricted Shares subject to any restricted stock award or stock bonus award, contemplated by this Section 2.4 and to ensure that (i) all awards issued and outstanding under the Company Stock Plans immediately prior to the Effective Time shall be cancelled as of the Effective Time, and (ii) neither any holder of Company Options and restricted Shares subject to any restricted stock award or stock bonus award granted under the Company Stock Plans, nor any other participant in any Company Stock Plan shall, from and after the Effective Time, have any right thereunder to acquire any securities of the Company, the Surviving Corporation, Parent, or any of their respective Subsidiaries or to receive any payment or benefit with respect to any award previously granted under the Company Stock Plans, except as provided in this Section 2.4.
          (e) As soon as practicable after the Effective Time, Parent shall deliver to the holders of the Company Options and the restricted Shares subject to any restricted stock award or stock bonus award granted under the Company Stock Plans appropriate notices setting forth such holders’ rights pursuant to the Company Stock Plans and this Agreement.
          Section 2.5 Additional Benefits Matters . Promptly following the date hereof, the Company shall take all necessary actions, including obtaining any required consents from holders of outstanding Company Options and the restricted Shares subject to a restricted stock award or a stock bonus award granted under the Company Stock Plans that are necessary to effect the transactions described in Section 2.4 above pursuant to the terms of the applicable Company Stock Plans and agreements evidencing the Company Options and the restricted stock awards and the stock bonus awards. All amounts payable pursuant to Section 2.4 shall be paid without interest. Any payments made pursuant to Section 2.4 shall be net of all applicable withholding Taxes that Parent, Merger Sub, the Surviving Corporation and/or the Paying Agent, as the case may be, shall be required to deduct and withhold from such payments under the Code, the rules and regulations promulgated thereunder or any provision of applicable Law. To the extent that amounts are so deducted and withheld by Parent, Merger Sub, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid in respect of which such deduction and withholding was made by Parent, Merger Sub, the Surviving Corporation or the Paying Agent.
ARTICLE III
REPRESENTATIONS AND
WARRANTIES OF THE COMPANY
          Except as set forth in the corresponding section or subsection of the Company’s disclosure schedule delivered to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as set forth in this Article III. Each disclosure set forth in the Company Disclosure Schedule shall qualify or modify each of the representations and warranties set forth in this Article III to the extent the applicability of the disclosure to such other section is reasonably apparent from the text of the disclosure made.
          Section 3.1 Organization.
          (a) The Company and each of the Company Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to conduct its business as now being conducted, except for those jurisdictions where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of the Company Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to or made available to Parent and Merger Sub prior to the execution of this Agreement true and complete copies of any amendments to the Company’s certificate of incorporation and the Company’s bylaws (the “Company Governing Documents”) not filed as of the date hereof with the SEC. The Company is in compliance in all material respects with the terms of the Company Governing Documents and each Company Subsidiary is in compliance in all material respects with the terms of its certificate of incorporation and bylaws (or similar governing documents or operating agreements). The Company has made available to Parent and Merger Sub true and complete copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof as of the date of this Agreement)

of all meetings of the Company’s stockholders, the Company Board of Directors and each committee of the Company Board of Directors held since January 1, 2005.
          (b) Subsidiaries. All outstanding shares of capital stock of, or other Equity Interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of any Liens, other than Permitted Liens. Other than the Company Subsidiaries, the Company does not directly or indirectly beneficially own any Equity Interests in any other Person.
          Section 3.2 Capitalization.
          (a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), (ii) 9,500,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), and (iii) 500,000 shares of series A junior participating preferred stock, par value $0.001 per share (the “Junior Preferred Stock”). As of October 26, 2007, (A) 27,149,761 shares of Common Stock were issued and outstanding, (B) no shares of Preferred Stock or Junior Preferred Stock were issued and outstanding, (C) no shares of Common Stock were issued and held in the treasury of the Company or otherwise owned by the Company, and (D) 3,594,956 shares of Common Stock were reserved for issuance pursuant to the Company Stock Plans. All of the outstanding shares of the Company’s capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any Company Subsidiary issued and outstanding. Except for the Company Stock-Based Awards described in Section 3.2(b), there are no (x) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to the issued or unissued capital stock of the Company or any Company Subsidiary, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment (collectively this clause (x), “Equity Interests”) or (y) outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Company Subsidiary. No Company Subsidiary owns any Shares.
          (b) As of October 26, 2007, the Company had outstanding Company Options to purchase 2,025,656 shares of Common Stock and 310,900 restricted Shares subject to restricted stock awards and stock bonus awards granted under the Company Stock Plans. Section 3.2(b) of the Company Disclosure Schedule sets forth a listing of all outstanding Company Options and restricted Shares of Common Stock subject to restricted stock awards and stock bonus awards (each, a “Company Stock-Based Award”) granted under the Company

Stock Plans as of October 26, 2007, including the holders thereof, the number of Shares subject to such Company Option or Company Stock-Based Award, the expiration date of such Company Option, the per Share price at which such Company Option may be exercised or the Shares subject to such Company Stock-Based Award were sold, and the vesting schedule of each such Company Option or Company Stock-Based Award. The Company has no outstanding rights to purchase Shares granted under the Company’s 2000 Associate Stock Purchase Plan. Each Company Stock-Based Award intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Company Option is no less than the fair market value of a Share as determined on the date of grant of such Company Stock-Based Award.
          (c) There are no voting trusts or other agreements to which the Company or any Company Subsidiary is a party with respect to the voting of the Company’s Common Stock or any capital stock of, or other Equity Interest of the Company or any equity interests of the Company Subsidiaries. Neither the Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights.
          Section 3.3 Authorization; Validity of Agreement; Company Action. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Merger and the other transactions contemplated hereby, have been duly and validly authorized by the Company Board of Directors and, no other corporate action on the part of the Company, pursuant to the DGCL or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the Merger and the other transactions contemplated hereby, other than the adoption of this Agreement and approval of the Merger by the holders of a majority of all of the outstanding Shares entitled to vote on adoption of this Agreement (the “Stockholder Approval”), which is the only stockholder vote required. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
          Section 3.4 Board Approvals. The Company Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to, and in the best interests of the stockholders of the Company, (ii) approved and declared advisable this

Agreement, the Merger and the other transactions contemplated hereby, which approval, to the extent applicable, constituted approval under the provisions of Section 203 of the DGCL as a result of which this Agreement, the Merger and the other transactions contemplated hereby are not, and will not be, subject to the restrictions on “business combinations” under the provisions of Section 203 of the DGCL or any other applicable Takeover Laws; and (iii) subject to Section 5.2(d), recommended that the stockholders of the Company adopt this Agreement and approve the Merger (the “Company Recommendation”).
          Section 3.5 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated hereby or compliance by the Company with any of the provisions of this Agreement will (i) conflict with or result in any breach of any provision of the Company Governing Documents or the organizational documents of any Company Subsidiary, (ii) require any filing by the Company or any Company Subsidiary with, or the permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, foreign, federal, state, local or supernational entity (a “Governmental Entity”) (except for (A) compliance with any applicable requirements of the Exchange Act, (B) any filings as may be required under the DGCL in connection with the Merger, (C) filings, permits, authorizations, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or any other applicable Foreign Antitrust Approvals or (D) the filing with the SEC and Nasdaq Global Market (“Nasdaq”) of (1) the Proxy Statement and (2) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the Merger), (iii) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right, including, but not limited to, any right of termination, amendment, cancellation or acceleration) under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any Company Subsidiary under, any of the terms, conditions or provisions of any Company Material Contracts or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Company Subsidiary or any of their respective properties or assets; except in each of clauses (ii), (iii) or (iv) where (x) any failure to obtain such permits, authorizations, consents or approvals, (y) any failure to make such filings or (z) any such modifications, violations, rights, breaches or defaults have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or have a material adverse effect on the ability of the Company to perform its obligations hereunder or to consummate the Merger and the other transactions contemplated hereby.
          Section 3.6 Company SEC Documents and Financial Statements. The Company and each of the Company Subsidiaries has filed or furnished (as applicable) on a timely basis with the SEC all forms, reports, schedules, certifications, statements and other documents required by it to be filed or furnished (as applicable) since and including January 1, 2004, under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) together with all certifications required pursuant to the Sarbanes-Oxley

Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company and each Company Subsidiary with the SEC, as have been amended since the time of their filing, collectively, the “Company SEC Documents”). As of their respective filing dates (or, if subsequently amended or supplemented, at the time of such amendment or supplement) the Company SEC Documents (i) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. None of the Company Subsidiaries is currently required to file any forms, reports or other documents with the SEC. As of the date hereof, there are no outstanding or unresolved comments received by the Company from the SEC staff with respect to any of the Company SEC Documents. To the knowledge of the Company, there is no ongoing SEC investigation or review with respect to the Company or any of the Company SEC Documents. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its consolidated Subsidiaries included in the Company SEC Documents (collectively, the “Financial Statements”), (A) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and its consolidated Subsidiaries in all material respects, (B) have been or will be, as the case may be, prepared in compliance in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments as permitted by the SEC on Form 10-Q, 8-K or any successor or like form under the Exchange Act) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein.
          Section 3.7 Internal Controls; Sarbanes-Oxley Act.
          (a) The Company and the Company Subsidiaries have designed and maintained a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (and made summaries of such disclosures available to Parent) (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud or alleged fraud, in each case, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has been in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act since its enactment.
          (b) Since January 1, 2005, (i) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or Representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board of Directors any committee thereof or to any director or officer of the Company.
          (c) The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of Nasdaq.
          Section 3.8 Absence of Certain Changes.
          (a) Except as contemplated by this Agreement or in the Company SEC Documents filed prior to the date hereof, since December 29, 2006, each of the Company and each Company Subsidiary has conducted, in all material respects, its respective business in the ordinary course of business consistent with past practice.
          (b) From December 29, 2006 through the date of this Agreement, (A) no fact(s), change(s), event(s), development(s) or circumstances have occurred, arisen, come into existence or become known, which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (B) except as disclosed in the Company SEC Documents (but excluding all exhibits, schedules, annexes or appendices thereto or included therein) filed prior to the date hereof, neither the Company nor any Company Subsidiary has:
          (i) (A) declared, set aside or paid any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to the Company’s capital stock or (B) amended the Company Governing Documents;

          (ii) redeemed, purchased or acquired, or offered to redeem, purchase or acquire, any Equity Interests, except (x) repurchases or forfeitures of unvested restricted Shares subject to restricted stock awards or stock bonus awards granted under the Company Stock Plans in accordance with the terms and conditions of such awards, (y) repurchases of unvested Shares in connection with the withholding of Shares upon the exercise of Company Options or the vesting of restricted Shares subject to restricted stock awards or stock bonus awards granted under the Company Stock Plans, and (z) repurchases of Shares from employees of the Company or a Company Subsidiary in relation to the loan agreements with such employees that are set forth in Section 5.1(d)(iii) of the Company Disclosure Schedule;
          (iii) acquired (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction, or any series of related transactions, (x) except in the ordinary course of business consistent with past practice, any assets having a fair market value in excess of $1,000,000 or (y) any equity interests in any Person or any business or division of any Person or all or substantially all of the assets of any Person (or business or division thereof);
          (iv) transferred, leased, licensed, sold, mortgaged, pledged, disposed of, or encumbered any of its material assets, other than (x) sales of inventory and licenses of software or other Intellectual Property, in each case, to customers in the ordinary course of business consistent with past practice, and (y) dispositions of assets no longer used in the operation of the business;
          (v) incurred or assumed any long-term or short-term indebtedness, except short-term payables incurred in the ordinary course of business consistent with past practice;
          (vi) assumed, guaranteed, or endorsed, or otherwise became liable or responsible for (whether directly, contingently or otherwise), the obligations of any other Person, other than obligations of wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice;
          (vii) made any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances or capital contributions to, or investments in, wholly owned Company Subsidiaries made in the ordinary course of business consistent with past practice;
          (viii) other than as required by applicable Law, made any change in, or accelerate the vesting of, the compensation or benefits payable or to become payable to, or granted any severance or termination pay to, any employee of the Company with a title equal or senior to Vice President, or made any loans to any such Person or made any change in its existing borrowing or lending arrangements for or on behalf of any of such Person pursuant to a Benefit Plan or otherwise, except (i) as required by and pursuant to previously existing contractual arrangements or policies of the Company, or (ii) to the extent necessary to comply with, or satisfy an exemption from, Section 409A of the Code without increasing the benefits provided to any Person;
          (ix) incurred any capital expenditures or any obligations or liabilities in respect thereof in excess of $1,000,000, in the aggregate, except those contemplated in the capital expenditures budgets for the Company and the Company Subsidiaries previously made available to Parent;
          (x) entered into any agreement or arrangement that limits or otherwise restricts the Company, any Company Subsidiary, or upon completion of the Merger, Parent or its Subsidiaries or any successor thereto from engaging or competing in any line of business or in any location;
          (xi) changed any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP or Regulation S-X promulgated under the Exchange Act;
          (xii) entered into any new line of business outside of its existing business segments that is material to the Company and the Company Subsidiaries, taken as a whole;
          (xiii) paid, discharged, settled or satisfied any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than (i) performance of contractual obligations in accordance with their terms, (ii) payment, discharge, settlement or satisfaction thereof in the ordinary course of business, or (iii) settlement or satisfaction of outstanding claims or litigation for less than $500,000 in the aggregate; and
          (xiv) made any material revaluation of any of its assets, including writing down the value of capitalized inventory or writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practice.
          Section 3.9 No Undisclosed Liabilities. Except (a) as reflected or otherwise reserved against on the Financial Statements included in the Company 10-Q, (b) for liabilities and obligations incurred since June 29, 2007 in the ordinary course of business than have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (c) for liabilities and obligations incurred under this Agreement or in connection with the Merger or the other transactions contemplated hereby, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations of any nature, whether or not absolute, accrued or contingent, and whether due or to become due, other than as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          Section 3.10 Litigation. There is no claim, action, suit, arbitration, investigation by a Governmental Entity, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (collectively, a “Legal

Proceeding”), pending against (or to Company’s knowledge, threatened against or naming as a party thereto), the Company, any Company Subsidiary, or any executive officer or director of the Company or any Company Subsidiary (in their capacity as such) other than Legal Proceedings that (a) do not involve an amount in controversy in excess of $500,000, (b) do not seek material injunctive relief, or (c) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, decree or arbitration ruling or judgment of a Governmental Entity which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or which would reasonably be expected to prevent or materially delay the performance by the Company of its obligations hereunder or the consummation of the Merger or any of the other transactions contemplated hereby.
          Section 3.11 Employee Benefit Plans; ERISA .
          (a) Section 3.11(a) of the Company Disclosure Schedule sets forth a correct and complete list of all “employee benefit plans” as that term is defined in Section 3(3) of ERISA and all other benefit plans, programs, agreements or arrangements, including pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, all medical, vision, dental or other health plans, all life insurance plans, and all other material employee benefit plans or fringe benefit plans, in each case, whether oral or written, funded or unfunded, or insured or self-insured, maintained or sponsored by the Company or any Company Subsidiary, or to which the Company or any Company Subsidiary contributes or is obligated to contribute thereunder, or with respect to which the Company or any Company Subsidiary has or may have any liability (contingent or otherwise) (the “Benefit Plans”).
          (b) Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code, and each trust that is related to a Benefit Plan and intended to be tax exempt under Section 501(a) of the Code, has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code or exempt from taxation under Section 501(a) of the Code and, to the knowledge of the Company, nothing has occurred that would adversely affect the qualification or tax exemption of any such Benefit Plan or related trust. Each Benefit Plan (other than a Foreign Benefit Plan) and any related trust complies in all material respects, and has been maintained and administered in compliance in all material respects, with ERISA, the Code, and other applicable Laws. Each Benefit Plan (other than a Foreign Benefit Plan) and any related trust that is required to be funded has been funded by the Company or any Company Subsidiary in compliance in all material respects with ERISA, the Code, and other applicable Laws. With respect to each Benefit Plan (other than a Foreign Benefit Plan), the payments, premiums, contributions, distributions and reimbursements required to have been made under such Benefit Plan have been made in compliance in all material respects with such Benefit Plan. There are no suits, claims, proceedings, actions, governmental audits or investigations with respect to any Benefit Plan that are pending or, to the knowledge of the Company, threatened (other than routine claims for benefits in the normal course). There has been no “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) with respect to any Benefit Plan that could result in any material liability to the Company or any Company Subsidiary.
          (c) No Benefit Plan (i) is a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (ii) is subject to Part 3 of Subtitle B of Title I of ERISA or Title IV of ERISA or Section 412 of the Code, (iii) provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by Section 4980B of the Code or ERISA), (iv) is a “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code), or (v) is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).
          (d) Neither the Company nor any Company Subsidiary has any plan or obligation to create any additional Benefit Plan, or to amend or modify any existing Benefit Plan in such a manner as to materially increase the cost of such Benefit Plan to the Company or any Company Subsidiary.
          (e) (i) Neither this Agreement (or the consummation of the Merger) nor any Benefit Plan or other agreement or contract between the Company or any Company Subsidiary and an employee or other individual, could reasonably be expected to result in any “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code; and (ii) except as contemplated under this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Merger will cause the acceleration of vesting in, or payment of, any benefits under any Benefit Plan or otherwise accelerate or increase any liability or obligation under any Benefit Plan.
          (f) With respect to the Benefit Plans, to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) all Benefit Plans (including all amendments and attachments thereto); (ii) written summaries of any Benefit Plan not in writing, (iii) all related trust documents; (iv) all insurance contracts or other funding arrangements; (v) the most recent annual report (Form 5500) filed with the Internal Revenue Service; (vi) the most recent determination letter from the Internal Revenue Service; and (vii) the most recent summary plan description and any summary of material modification thereto.
          (g) To the knowledge of the Company, no payment pursuant to any Benefit Plan, or other agreement or contract between the Company or a Company Subsidiary and any “service provider” (as such term is defined in Section 409A of the Code and the Treasury Regulations and Internal Revenue Service guidance thereunder), would subject any Person to a Tax pursuant to Section 409A of the Code, whether pursuant to the consummation of the Merger or otherwise.
          (h) Section 3.11(h) of the Company Disclosure Schedule lists each benefit plan, program, agreement or arrangement maintained or sponsored by the Company or any Company Subsidiary with respect to which the Company or any

Company Subsidiary has any material liability or obligation that is maintained primarily for the benefit of employees of the Company or any Company Subsidiary who are employed, or individuals who are independent contractors of the Company or any Company Subsidiary who are working, outside of the United States (each, a “Foreign Benefit Plan”). To the knowledge of the Company, (i) each Foreign Benefit Plan has been maintained and administered in compliance in all material respects with its terms, the requirements of any applicable collective bargaining agreement and with applicable Laws, and (ii) each Foreign Benefit Plan required to be funded has been funded by the Company or any Company Subsidiary in compliance in all material respects with its terms, the requirements of any applicable collective bargaining agreement and with applicable Laws, and no Foreign Benefit Plan has any unfunded or underfunded liabilities.
          (i) There does not exist any Controlled Group Liability that would reasonably be expected to be a material liability (contingent or otherwise) of the Company or of any of the Company Subsidiaries following the Closing.
          Section 3.12 Taxes.
          (a) The Company and each of the Company Subsidiaries has timely filed all material Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns), and all such Tax Returns are complete and accurate, except to the extent the failure of any such Tax Return to be complete and accurate would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Schedule 3.12(a), the Company and each of the Company Subsidiaries has paid all Taxes shown to be due on such Tax Returns, or has established an adequate reserve therefor in accordance with GAAP, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (b) There currently are no audits, examinations or judicial or other administrative proceedings currently pending or in progress or, to the knowledge of the Company, threatened with respect to any Taxes of the Company or any of the Company Subsidiaries, subject to exceptions for any proceedings that if resolved in a manner unfavorable to the Company or any of the Company Subsidiaries would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. To the knowledge of the Company, no Governmental Entity has claimed that the Company or any of the Company Subsidiaries is or may be subject to taxation in a jurisdiction where the Company or Company Subsidiary does not file Tax Returns.
          (c) There are no material Tax Liens upon any property or assets of the Company or any of the Company Subsidiaries, except Liens for Taxes not yet delinquent or Taxes being contested in good faith by appropriate proceedings.

          (d) All Taxes required to be withheld, collected or deposited by or with respect to the Company and each of the Company Subsidiaries have been timely withheld, collected or deposited, as the case may be, and to the extent required by applicable Law, have been paid to the relevant Governmental Entity, subject to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (e) Neither the Company nor any of the Company Subsidiaries is responsible for the Taxes of any other Person (other than the Company or one of the Company Subsidiaries) that would have a Company Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement.
          (f) Neither the Company nor any of the Company Subsidiaries (A) has been a party to a “listed transaction” as defined in Section 1.6011-4 of the Treasury Regulations, or any analogous transaction under any state, local or foreign Tax Law, or (B) during the five year period ending on the date hereof, has been a distributing or controlled corporation in a transaction intended to be governed by Section 355 of the Code.
          Section 3.13 Contracts.
          (a) Except as filed as exhibits to the Company SEC Documents filed prior to the date hereof, Section 3.13(a) of the Company Disclosure Schedule sets forth a list of each note, bond, mortgage, Lien, indenture, lease, license, contract or agreement, or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any of them or any of their respective properties or assets is bound (the “Company Agreements”) which, as of the date hereof:
          (i) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);
          (ii) involved the exchange of consideration in excess of $500,000 during the six months ended September 28, 2007;
          (iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or any Company Subsidiary, or upon consummation of the Merger, Parent or its Subsidiaries, or which restricts the conduct of any line of business by the Company or any Company Subsidiary;
          (iv) relates to a partnership, joint venture or similar arrangement, unless immaterial to the Company and the Company Subsidiaries;
          (v) is an employment or consulting contract with any current executive of the Company or a Company Subsidiary or any member of the Company Board of Directors;

          (vi) will have increased benefits or accelerated vesting of benefits due to the consummation of the Merger;
          (vii) relates to any pending acquisition or disposition by the Company or any of the Company Subsidiaries of properties or assets or, to the extent the Company or any Company Subsidiary has any ongoing, future or contingent obligations, any completed acquisition or disposition by the Company or any of the Company Subsidiaries, except, in each case, for acquisitions and dispositions of properties, assets and inventory in the ordinary course of business;
          (viii) is a Company IP Agreement that is material to the business of the Company or any Company Subsidiary; or
          (ix) relates to the borrowing of money or extension of credit, the placing of any Lien, or the guaranty thereof by the Company or any Company Subsidiary, in each case having a principal amount of indebtedness in excess of $250,000, other than (A) accounts receivables and payables and (B) loans to direct or indirect wholly-owned Subsidiaries, in each case in the ordinary course of business.
          (b) Each contract of the type described above in Section 3.13(a), whether or not set forth in Section 3.13(a) of the Company Disclosure Schedule, is referred to herein as a “Company Material Contract.” Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is valid and binding on the Company and each Company Subsidiary party thereto and each other party thereto, as applicable, and in full force and effect (except that (x) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought), and (ii) there is no event or condition which has occurred or exists, which constitutes or could constitute (with or without notice, the happening of any event and/or the passage of time) a default or breach under any Company Material Contract by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party to any Company Material Contract.
          (c) The Company has delivered or made available to Parent or provided to Parent for review, prior to the execution of this Agreement, true and complete copies of all of the Company Material Contracts.
          (d) Section 3.13(d) of the Company Disclosure Schedule sets forth a list of the Company’s top 15 customers, on a consolidated basis, as of December 31, 2006 and July 31, 2007 (in each case, by sales to such customers in the 12-month period ending as of such date). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any such customer to the effect that any such customer will or intends to stop, decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to buying or licensing software products or services from the Company or the Company Subsidiaries (whether as a result of the consummation of the Merger or otherwise), and, to the Company’s knowledge, no such customer has any such intention.
          Section 3.14 Title to Properties; Encumbrances. Section 3.14 of the Company Disclosure Schedule sets forth the address of each Company Property. The Company and each of the Company Subsidiaries has good and valid title to, or in the case of the Company Property and leased tangible assets, a valid leasehold interest in, all of its real properties and tangible assets that are necessary for the Company and its Subsidiaries to conduct their respective businesses as currently conducted, subject to no Liens, except for (a) Liens reflected in a consolidated balance sheet as of the December 29, 2006 (“Balance Sheet Date”), (b) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially impair the value of such properties or the use of such property by the Company or any of the Company Subsidiaries in the operation of its respective business, (c) Liens for current Taxes, assessments or governmental charges or levies on property not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements and (d) Liens which would not materially interfere with the use of such property or assets by the Company and the Company Subsidiaries (the foregoing Liens (a)-(d), “Permitted Liens”). The Company has delivered or made available to Parent or Merger Sub a true and complete copy of each lease document (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) relating to each Company Property. The Company and each of the Company Subsidiaries are in compliance with the terms of all leases relating to the Company Property to which they are a party, except such compliance which has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All such leases relating to the Company Property are in full force and effect, and the Company and each of the Company Subsidiaries enjoys peaceful and undisturbed possession under all such leases. Neither the Company nor any of the Company Subsidiaries owns any real property.
          Section 3.15 Intellectual Property.
          (a) Section 3.15(a) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of the following Owned Company IP: (i) all Company Registered IP; (ii) all unregistered Trademarks used in connection with Company Products that are material to the Company; and (iii) software that is material to the Company; in each case listing, as applicable, (A) the name of the applicant or registrant and current owner, (B) the jurisdiction where the application or registration is filed, and (C) the application or registration number. The Company and each of the Company Subsidiaries has in a timely manner made all filings, payments, and recordations required to obtain and maintain ownership of the applicable Intellectual Property Rights in each item of Company Registered IP, except for such matters which have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b) Neither the Company nor any Company Subsidiary has granted any exclusive license under or to any material Company IP. To the knowledge of the Company, there are no pending disputes regarding any agreement (1) under which the Company or any Company Subsidiary uses or has the right to use any Licensed Company IP or (2) under which the Company or any Company Subsidiary has licensed or otherwise permitted others the right to use any Company IP or Company Products (such agreements described in clauses (1) and (2) above, the “Company IP Agreements”).
          (c) To the knowledge of the Company, the Company and the Company Subsidiaries own or otherwise have a license to use all Intellectual Property Rights used in the conduct of the business of, or necessary to conduct the business of, the Company and the Company Subsidiaries as conducted prior to the Closing Date except such Intellectual Property Rights that, if not possessed by the Company or any Company Subsidiary, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (d) The Company or a Company Subsidiary exclusively owns all right, title and interest in the Owned Company IP, free and clear of all Liens, other than Permitted Liens and the Company IP Agreements. Without limiting the foregoing, each Person who is or was an employee or contractor of Company or any Company Subsidiary and who is or was involved in the creation or development of any Owned Company IP has executed a valid agreement containing an assignment of all Intellectual Property Rights in such employee’s or contractor’s contribution to such Owned Company IP.
          (e) The Company and each Company Subsidiary has taken reasonable steps to protect and preserve the confidentiality of the Trade Secrets of the Company or of any Company Subsidiary, and to the knowledge of the Company, there are no unauthorized uses, disclosures or misappropriation of any such Trade Secrets by any Person. To the Company’s knowledge, all use and disclosure by the Company or the Company Subsidiaries of Trade Secrets owned by another Person has been pursuant to the terms of a written agreement with such Person permitting such use or was otherwise lawful. The Company and the Company Subsidiaries have executed confidentiality agreements with all employees and contractors to whom the Company or any Company Subsidiary has granted access to Trade Secrets, which agreements prohibit such employees and contractors from disclosing such Trade Secrets to third parties or using such Trade Secrets for any purpose other than for the benefit of the Company or a Company Subsidiary.
          (f) To the knowledge of the Company, none of the Company Products or operation of the Company’s or a Company Subsidiary’s business has infringed upon or misappropriated, or is infringing upon or misappropriating, the Intellectual Property Rights of any third party, except for any such infringement that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company as of the date hereof, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon or otherwise violating any Owned Company IP in any material respect.

          (g) No action, claim or proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property Right of another Person is pending or, to the knowledge of the Company, has been threatened against the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received any written notice relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any Intellectual Property Right of another Person by the Company or any Company Subsidiary (including any demands or unsolicited offers to license any Intellectual Property from any Person). The Company and the Company Subsidiaries are not subject to any order of any Governmental Entity that restricts or impairs the use of any Company IP.
          (h) There are no proceedings or actions pending before any court or Governmental Entity (including the United States Patent and Trademark Office or any equivalent authority anywhere else in the world) challenging the ownership, validity or enforceability of the Company Registered IP and, to the knowledge of the Company, no such proceedings or actions have been threatened against the Company or any Company Subsidiary, in each case except such proceedings or actions that, if resolved against the Company or its Subsidiaries, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, the Company Registered IP is valid and enforceable.
          (i) The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby will not (with or without notice or the lapse of time, or both) automatically result in (i) the Company or its Subsidiaries granting to any third party any rights or licenses to any Intellectual Property or Intellectual Property Rights, (ii)  any right of termination, amendment, modification, cancellation or acceleration under any Company IP Agreement, (iii) the loss of or the imposition of any Lien on any Owned Company IP, (iv) the release, disclosure, or delivery of any Owned Company IP by or to any escrow agent or other Person, or (v) after the Merger, Parent or any of its Subsidiaries being required, under the terms of any agreement to which the Company or any of its Subsidiaries is a party, to grant any Person any rights or licenses to any of Parent’s or any of its Subsidiaries’ Intellectual Property or Intellectual Property Rights, except, in each of the clauses (i)-(v), for any such matters that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (j) To the knowledge of the Company, no software incorporated in any Company Product is subject to any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License, or Mozilla Public License that (i) could require or condition the use or distribution of any software contained in any Company Product on the disclosure, licensing, or distribution of any source code for any portion of Owned Company IP, or (ii) could otherwise impose any limitation, restriction, or condition on the right or ability of the Company or its Subsidiaries to use or distribute any software contained in any Company Product.
          (k) None of the source code used by Company or any of its Subsidiaries and material to the conduct of the business of the Company, including software contained in any of the Company Products, (collectively, “Company Source Code”), has been disclosed by the Company or any of its Subsidiaries, except to its employees or advisers or pursuant to non-disclosure agreements, or, to the knowledge of the Company, by any other person except as authorized by the Company under a non-disclosure agreement. Neither the Company nor any of its Subsidiaries has provided or licensed, or has any duty or obligation (whether present, contingent, or otherwise) to provide or license, Company Source Code to any escrow agent or other third party. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the provision, license, or disclosure of any Company Source Code to any third party.
          (l) The Company’s and its Subsidiaries’ collection and dissemination of personal information in connection with their business has been conducted in all material respects in accordance with applicable privacy policies published or otherwise adopted by the Company and its Subsidiary and any applicable Laws.
          (m) The Company and its Subsidiaries own, lease or license Information Technology that is adequate for the operations of the Company and its Subsidiaries’ businesses except to the extent the failure to own, lease or license such Information Technology would not have, or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and, in the last twelve (12) months, there have been no material failures, breakdowns, breaches, outages or unavailability of such Information Technology, or of the websites through which the Company and its Subsidiaries conduct their respective businesses. The Company and its Subsidiaries have disaster recovery plans and test such plans no less frequently than annually. “Information Technology” means computer software and hardware, networking equipment, and other information technology owned or used by the Company or any of its Subsidiaries.
          (n) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company Products (i) meet all of the warranty and performance standards set forth in the customer contracts of the Company and its Subsidiaries and neither the Company nor any of its Subsidiaries is or has been obligated to make any payments or grant any material offsets as a result of the failure to meet such standards, including service level credits and milestone default credits; and (ii) are capable of being scaled to meet all of the performance standards set forth in the customer contracts of the Company and each Subsidiary, including increased volume requirements.
          Section 3.16 Labor Matters
          (a) There is no collective bargaining or other labor union or foreign work council or contract labor contract applicable to Persons employed by the Company or any of the Company Subsidiaries to which the Company or any of the Company Subsidiaries is bound, whether as a party or otherwise (each a “Company Collective Bargaining Agreement”). No Company Collective Bargaining Agreement is being negotiated by the Company or any of the Company Subsidiaries. There is no strike or work stoppage against the Company or any of the Company Subsidiaries pending or, to the knowledge of the Company, threatened that may interfere with the respective business activities of the Company or any Company Subsidiary. To the knowledge of the Company, none of the Company or any Company Subsidiary has committed any material unfair labor practice in connection with the operation of the respective businesses of the Company and the Company Subsidiaries.
          (b) The Company and its Subsidiaries have complied and are in compliance in all respects with applicable Laws, rules and regulations with respect to employment, contract labor, employment practices, and terms, conditions and classification of employment or contract labor (including applicable Laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, and the Workers’ Adjustment and Retraining Notification Act), except such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
          (c) To the knowledge of the Company, no current employee or officer of the Company or any of its Subsidiaries has expressed his intent to terminate his employment relationship with such entity as a result of the consummation of the transactions contemplated hereby.
          Section 3.17 Compliance with Laws; Permits.
          (a) The Company and each Company Subsidiary have complied and are in compliance with all Laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all federal, state, local and foreign governments and agencies thereof, which affect the business, properties or assets of the Company or any Company Subsidiary (except such non-compliance that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect), and no notice, charge or assertion has been received by the Company or any Company Subsidiary or, to the Company’s knowledge, threatened against the Company or any Company Subsidiary alleging any material violation of any of the foregoing. Notwithstanding anything to the contrary in this Section 3.17(a), the provisions of this Section 3.17(a) shall not apply to matters discussed in Sections 3.11, 3.12 and 3.21.
          (b) (i) The Company and each Company Subsidiary is in possession of all material authorizations, licenses, permits, certificates, approvals, registrations, qualifications, consents and clearances of any Governmental Entity necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on their respective businesses in the manner described in the Company SEC Documents filed prior to the date hereof and as it is being currently conducted, except for such permits the failure of which to have has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (the “Company Permits”), (ii) all such Company Permits are valid, and in full force and effect, and (iii) there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, material adverse modification or cancellation of, with or without notice or lapse of time or both, any such Company Permit, nor would any such revocation, non-renewal, material adverse modification or cancellation of, with or without notice or lapse of time or both, any such Company Permit, nor would any such revocation, non-renewal, material adverse modification or cancellation result from the consummation of the transactions contemplated hereby.
          (c) Neither Company nor any Company Subsidiary (including any of their respective officers or directors) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated in any material respect any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.
          Section 3.18 Information in the Proxy Statement. The Proxy Statement, (and any amendment thereof or supplement thereto), at the date mailed to the Company’s stockholders and at the time of the Special Meeting, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub. At the time of its distribution and at the Special Meeting, the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.
          Section 3.19 Opinion of Financial Advisor. The Company has received the written opinion of William Blair & Company, L.L.C. (the “Company Financial Advisor”), to the effect that, as of the date hereof, the Merger Consideration (other than Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares) is fair, from a financial point of view, to the holders of Shares, and such opinion has not been modified or withdrawn. A signed true and complete copy of such opinion has been or will be provided promptly provided to Parent.
          Section 3.20 Insurance. The Company and its Subsidiaries have all material policies of insurance covering the Company, its Subsidiaries, or any of their respective employees, properties or assets, including policies of property, fire, workers’ compensation, products liability, directors’ and officers’ liability, and other casualty and liability insurance, and such policies are in a form and amount which the Company believes is adequate for the operation of its business. All such insurance policies are in full effect, no written notice of cancellation has been received by the Company under such policies, and there is no existing default or event which, with the giving of notice, lapse of time, or both, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and neither the Company nor any Company Subsidiary has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default under, or permit termination or modification of, any of such insurance policies. Neither the Company nor any Company Subsidiary has any self-insurance or co-insurance programs.

          Section 3.21 Environmental Laws and Regulations. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to Company’s knowledge (a) Hazardous Materials have not been generated, used, treated or stored on, transported to or from or Released or disposed of on, any Company Property, (b) the Company and each of the Company Subsidiaries are and have been in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws with respect to any Company Property, (c) there are no past, pending or threatened Environmental Claims against the Company or any of the Company Subsidiaries or any Company Property and (d) there are no facts or circumstances, conditions or occurrences regarding the business, assets or operations of the Company or any Company Property that could reasonably be anticipated to form the basis of an Environmental Claim against the Company or any of the Company Subsidiaries or any Company Property. The Company has furnished to Parent all material environmental reports and other material environmental, health and safety documentation prepared by or on behalf of the Company or any Company Subsidiary with respect to the current and former properties and operations of the Company and the Company Subsidiaries.
          Section 3.22 Related Party Transactions. Except as set forth in the Company SEC Documents or compensation or other employment or Company Board of Directors arrangements entered into the ordinary course of business, there are no transactions, agreements, arrangement or understandings between the Company or any of Company Subsidiaries, on the one hand, and any affiliate (including any officer or director, or any person beneficially owning 5% or more of the Shares) thereof (each, a “Related Person”), but not including any wholly owned Subsidiary of the Company, on the other hand. No Related Person has any material interest in any material property owned by the Company or any of the Company Subsidiaries.
          Section 3.23 Brokers; Expenses. No broker, investment banker, financial advisor or other Person, other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of Company or the Company Subsidiaries.
          Section 3.24 Takeover Statutes; Rights Agreement. Assuming the accuracy of the representation and warranty contained in Section 4.6, the Company Board of Directors and the Company have taken all action necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated hereby (a) each and every state or federal takeover statute or regulation, including the restrictions on “business combinations” set forth in Section 203 of the DGCL and any “control share acquisition”, “fair price” or similar statute or regulation applicable to the Company with respect to this Agreement, the Merger or any other transaction contemplated hereby (collectively, the “Takeover Laws”), and (b) any anti-takeover provision in the Company Governing Documents. The Company and the Company Board of Directors have taken all action required to (i) render the Rights Agreement, including the rights with respect to the Junior Preferred Stock provided thereunder (the “Rights”) inapplicable to this

Agreement, the Merger and the other transactions contemplated hereby, and (ii) cause the Rights to expire immediately prior to the Effective Time without any payment being made in respect thereof. The Company has delivered to Parent a complete and correct copy of the Rights Agreement, as amended to the date of this Agreement.
          Section 3.25 No Other Representations or Warranties. Except for the representations and warranties set forth in this Article III, neither the Company nor the Company Subsidiaries nor any other Person makes any express or implied representation or warranty on behalf of the Company or any Company Subsidiary, and the Company disclaims any such representation or warranty, whether by the Company or any Company Subsidiary or any of their respective Representatives.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB
          Except as set forth in the corresponding section or subsection of the Parent’s disclosure schedule delivered to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub represent and warrant to the Company as set forth in this Article IV. Each disclosure set forth in the Parent Disclosure Schedule shall qualify or modify each of the representations and warranties set forth in this Article IV to the extent the applicability of the disclosure to such other section is reasonably apparent from the text of the disclosure made.
          Section 4.1 Organization. Each of Parent and Merger Sub is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to conduct its business as now being conducted, except, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not impair in any material respect the ability of each of Parent and Merger Sub, as the case may be, to perform its obligations under this Agreement or prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby.
          Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transaction contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and, promptly following execution hereof, will be adopted by the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that (a) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
          Section 4.3 Consents and Approvals; No Violations. None of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby or compliance by Parent or Merger Sub with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the organizational documents of Parent or Merger Sub, (b) require any filing by Parent or Merger Sub with, or the permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the DGCL in connection with the Merger, (iii) filings, permits, authorizations, consents and approvals as may be required under the HSR Act or any other applicable Foreign Antitrust Approvals, or (iv) the filing with the SEC of (x) the Proxy Statement and (y) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated hereby), or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Merger Sub, any of their Subsidiaries, or any of their properties or assets, except in the case of clause (b) or (c) such violations, breaches or defaults which would not, individually or in the aggregate, impair in any material respect the ability of each Parent or Merger Sub to perform its obligations under this Agreement, as the case may be, or prevent the consummation of the Merger or the other transactions contemplated hereby.
          Section 4.4 Litigation. There is no claim, action, suit, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding pending against (or, to the knowledge of Parent, threatened against or naming as a party thereto) Parent or any of its Subsidiaries, nor, to the knowledge of Parent, is there any investigation of a Governmental Entity pending or threatened against Parent or any of its Subsidiaries, and none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree, in each case, which would, individually or in the aggregate, impair in any material respect the ability of each of Parent and Merger Sub to perform its obligations under this Agreement, as the case may be, or prevent the performance by Parent or Merger Sub of their obligations hereunder or the consummation of the Merger or any other transaction contemplated hereby.
          Section 4.5 Information in the Proxy Statement. None of the information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date mailed to stockholders of the Company or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

          Section 4.6 Ownership of Company Capital Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).
          Section 4.7 Sufficient Funds. Parent has, and Parent will have at the Effective Time, the funds necessary to consummate the Merger and to pay all fees and expenses incurred by Parent, Merger Sub and the Company in connection with this Agreement, the Merger and the other transactions contemplated hereby.
          Section 4.8 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and has engaged in no other business activities and has conducted its operations only as contemplated hereby.
          Section 4.9 Brokers and Other Advisors. No broker, investment banker, financial advisor, agent or other Person is entitled to any broker’s, finder’s, financial advisor’s, agent’s or other similar fee or commission in connection with the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.
ARTICLE V
CONDUCT OF BUSINESS PENDING THE MERGER
          Section 5.1 Interim Operations of the Company. Except as set forth in Section 5.1 of the Company Disclosure Schedule, as required pursuant to this Agreement, from the date hereof until the earlier of (A) the valid termination of this Agreement in accordance with Article VIII hereof, and (B) the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, (i) conduct their businesses in all material respects in the ordinary course consistent with past practice, (ii) use their reasonable best efforts to preserve intact their present business organizations, (iii) use their reasonable best efforts to maintain satisfactory relations with and keep available the services of their current officers and other key employees, and (iv) use their reasonable best efforts to preserve existing relationships with material customers, lenders, suppliers, distributors and others having material business relationships with the Company and the Company Subsidiaries. Without limiting the generality of the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly required pursuant to this Agreement or as consented to in writing by Parent (which consent shall not be unreasonably withheld), from the date hereof until the earlier of (x) the valid termination of this Agreement in accordance with Article VIII hereto, and (y) the Effective Time, the Company shall not, nor shall it permit any Company Subsidiary to:
          (a) amend or modify the Company Governing Documents, the Rights Agreement or equivalent documents of any Company Subsidiary or amend or modify the terms of any outstanding security of the Company or any Company Subsidiary;

          (b) split, combine, subdivide or reclassify any shares of capital stock of the Company or any Company Subsidiary, other than any such transaction by a Company Subsidiary that remains a Company Subsidiary after consummation of such transaction;
          (c) declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to the Company’s capital stock;
          (d) redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Equity Interests, except (i) repurchases or forfeitures of unvested restricted Shares subject to restricted stock awards or stock bonus awards granted under the Company Stock Plans in accordance with the terms and conditions of such awards, (ii) repurchases of unvested Shares in connection with the withholding of Shares upon the exercise of Company Options or the vesting of restricted Shares subject to restricted stock awards or stock bonus awards granted under the Company Stock Plans, and (iii) repurchases of Shares from employees of the Company or a Company Subsidiary in relation to the loan agreements with such employees that are set forth in Section 5.1(d)(iii) of the Company Disclosure Schedule;
          (e) issue, sell, pledge, deliver, transfer, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or grant any Company Options, restricted Shares subject to restricted stock awards or stock bonus awards or other stock awards under the Company Stock Plans or warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class, or grant to any Person any right the value of which is based on the value of Shares or other capital stock, other than (i) the issuance of Shares pursuant to the exercise of the Company Options outstanding as of the date hereof and disclosed in Section 3.2(b) of the Company Disclosure Schedule or granted after the date hereof in compliance with the terms of the succeeding clause (ii) of this Section 5.1(e), and (ii) the grant of Company Options to newly hired or promoted employees of the Company or any Company Subsidiary after the date hereof in the ordinary course of business up to a maximum of 100,000 Shares, provided that the exercise price for any such grants shall be the fair market value of the Shares underlying such Company Options on the date of the grant;
          (f) acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions (i) except in the ordinary course of business consistent with past practice, any assets having a fair market value in excess of $1,000,000 or (ii) any equity interests in any Person or any business or division of any Person or all or substantially all of the assets of any Person (or business or division thereof);
          (g) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets, other than (i) sales of inventory and licenses of software or other Intellectual Property, in each case, to customers in the ordinary course of business consistent with past practice, and (ii) dispositions of assets no longer used in the operation of the business;

          (h) (i) incur or assume any long-term or short-term indebtedness except short-term payables incurred in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, other than obligations of wholly owned Company Subsidiaries in the ordinary course of business consistent with past practice; or (iii) make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances or capital contributions to, or investments in, wholly owned Company Subsidiaries made in the ordinary course of business consistent with past practice;
          (i) other than as required by applicable Law or the terms of any agreement or other contract in effect on the date hereof, make any change in, or accelerate the vesting of, the compensation or benefits payable or to become payable to, or grant any severance or termination pay to, any of its officers, directors, employees, agents or consultants or enter into or amend any employment, consulting, severance, retention, change in control, termination pay, collective bargaining or other similar agreement or, except as permitted under Section 5.1(e)(ii), any equity based compensation, pension, deferred compensation, welfare benefits or other employee benefit plan or arrangement, or make any loans to any of its officers, directors, employees, affiliates or agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to a Benefit Plan or otherwise; except (i) as required by and pursuant to previously existing contractual arrangements or policies of the Company, (ii) pursuant to employment agreements that do not provide for any compensation or severance related to or as a result of a change in control which (x) are entered into in the ordinary course of business with a Person who would hold a title junior to Vice President of the Company after entry into such employment agreement and who is hired or promoted by the Company or a Company Subsidiary after the date hereof in the ordinary course of business, (y) provide for severance benefits which are no more favorable than the severance benefits provided under the Company’s current severance policy described in Section 6.8 of the Company Disclosure Schedule and (z) in the event the Person entering such employment agreement is replacing an existing officer, director, employee, agent or consultant of the Company or a Company Subsidiary, provide for severance benefits which do not exceed the severance benefits that were applicable to the predecessor of such Person, or (iii) to the extent necessary to comply with, or satisfy an exemption from, Section 409A of the Code without increasing the benefits provided to any Person.
          (j) incur any capital expenditures or any obligations or liabilities in respect thereof in excess of $1,000,000, in the aggregate, except those contemplated in the capital expenditures budgets for the Company and the Company Subsidiaries previously made available to Parent;
          (k) enter into any agreement or arrangement that limits or otherwise restricts the Company, any Company Subsidiary, or upon completion of the Merger, Parent or its Subsidiaries or any successor thereto from engaging or competing in any line of business or in any location;

          (l) change any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP or Regulation S-X promulgated under the Exchange Act;
          (m) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Merger);
          (n) make or change any election, change any annual accounting period, adopt or change any method of accounting, file any amended Tax Return, enter into any closing agreement, settle any claim or assessment, surrender any right to claim a refund, offset or other reduction in liability, or consent to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes;
          (o) enter into any new line of business outside of its existing business segments that is material to the Company and the Company Subsidiaries, taken as a whole;
          (p) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than (i) performance of contractual obligations in accordance with their terms, (ii) payment, discharge, settlement or satisfaction thereof in the ordinary course of business, or (iii) settlement or satisfaction of outstanding claims or litigation for less than $500,000 in the aggregate;
          (q) fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of the Company and the Company Subsidiaries as currently in effect;
          (r) (i) modify, amend, terminate, cancel or extend any Company Material Contract or (ii) enter into any contract that if in effect on the date hereof would be a Company Material Contract, except, in either case, in the ordinary course of business consistent with past practice; and
          (s) enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize in writing any of the foregoing.
          Section 5.2 No Solicitation.
          (a) Subject to Sections 5.2(b), 5.2(d) and 5.2(e):
          (i) The Company shall not, and shall cause its Subsidiaries and Representatives not to, directly or indirectly, from the date hereof until the Effective Time, approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal, or effect a Company Change in Recommendation, or enter into any merger agreement, letter of intent, agreement in principle, purchase agreement, option agreement or other similar agreement relating to an Acquisition Proposal.

          (ii) The Company and its Subsidiaries shall not, and shall cause their Representatives to not, directly or indirectly, from the date hereof until the Effective Time, initiate, solicit or knowingly encourage (including by way of providing non-public information) the submission of any inquiries, proposals or offers that constitute or may reasonably be expected to lead to, any Acquisition Proposal, or engage in any discussions or negotiations with respect thereto, or otherwise cooperate with or assist or participate in, or knowingly facilitate any such inquiries, proposals, offers, discussions or negotiations (including by way of providing non-public information and by exempting any Person from any applicable Takeover Laws or the Rights Agreement).
          (iii) Upon the date hereof, the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Person conducted theretofore by the Company, its Subsidiaries or any of their respective Representatives with respect to any actual or potential Acquisition Proposal and, as soon as reasonably practicable after the date hereof, request, and use its reasonable best efforts to cause, the return or destruction of all confidential information provided by or on behalf of the Company or any of its Subsidiaries to such Person.
          (b) Notwithstanding anything to the contrary contained in Section 5.2(a), if at any time following the date of this Agreement and prior to obtaining the Stockholder Approval, (i) the Company has received a written Acquisition Proposal from a third party that the Company Board of Directors determines in good faith to be bona fide, (ii) the Company has not breached Section 5.2(a), (iii) the Company Board of Directors determines in good faith, after consultation with its financial advisors and outside counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, and (iv) the Company Board of Directors determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and (B) engage in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal; provided that the Company (x) will not, and will not allow its Subsidiaries or its or their Representatives to, disclose any non-public information to such Person without first entering into an Acceptable Confidentiality Agreement and (y) will provide to Parent any material non-public information concerning the Company or its Subsidiaries provided to such other Person which was not previously provided to Parent.
          (c) From and after the date hereof, the Company shall promptly (and in any event within 48 hours) notify Parent in the event that the Company or any of its Subsidiaries or Representatives receives: (i) any Acquisition Proposal or indication by any Person that it is considering making an Acquisition Proposal or proposals or offers with respect to an Acquisition Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries other than requests for information in the ordinary course of business and unrelated to an Acquisition Proposal, or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The Company shall promptly (and in any event within 48 hours) notify Parent of the identity of such Person and provide Parent with the material terms of such Acquisition Proposal, indication, inquiry or request. The Company shall keep Parent reasonably informed (orally and in writing) of the status of any such Acquisition Proposal, indication, inquiry or request (including the material terms and conditions thereof and of any modification thereto). Without limiting the foregoing, from and after the date hereof, the Company shall promptly (and in any event within 48 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.2(b). The Company agrees that it shall not, and shall cause the Company Subsidiaries not to, enter into any confidentiality agreement or other agreement with any Person subsequent to the date of this Agreement which prohibits the Company from providing the foregoing information to Parent. Subject to the proviso set forth below, the Company agrees that neither it nor any of the Company Subsidiaries shall terminate, waive, amend or modify any provision of an existing confidentiality or standstill agreement or Acceptable Confidentiality Agreement to which the Company or any Company Subsidiary is or becomes a party; provided, however, that, (i) at any time prior to obtaining the Stockholder Approval in the case of any Person that is not an Interested Person or an affiliate or Representative of an Interested Person or (ii) during the period from the date hereof until the date that is 30 days after the date hereof in the case of any Interested Person or affiliate or Representative of any Interested Person, the Company and any Company Subsidiary may waive, amend or modify any such agreement to permit the other party to such agreement to convey confidentially an Acquisition Proposal to the Company (subject to Section 5.2(a)(ii)) and otherwise permit such party and the Company to undertake the activities permitted by Section 5.2(b); provided, further, if any such waiver, amendment or modification of any such agreement results in such agreement having more favorable terms than the terms of the Confidentiality Agreement, then the provisions of the Confidentiality Agreement shall automatically, and without any further action of the parties, be waived, amended or modified, as the case may be, so that the applicable terms of the Confidentiality Agreement are consistent with the more favorable terms of such agreement. The Company shall promptly (and in any event within 48 hours) notify Parent of the occurrence and material terms of any such waiver, amendment or modification and provide Parent with a copy of such agreement as so amended or modified.
          (d) Notwithstanding anything in Section 5.2(a)(i) to the contrary, at any time prior to obtaining the Stockholder Approval, (i) if an Intervening Event has occurred or a bona fide written Acquisition Proposal, which did not result from a breach of this Section 5.2, received by the Company constitutes a Superior Proposal (after giving effect to all adjustments which may be offered by Parent pursuant to clause (B) below), and the Company Board of Directors concludes in good faith, after consultation with outside counsel and its financial advisors, that it is required to do so in order to comply with the fiduciary duties of the Company Board of Directors under applicable Law, then the Company Board of Directors may withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Recommendation (a “Company Change in Recommendation”) and/or (ii) if a bona fide written Acquisition Proposal, which did not result from a breach of this Section 5.2, received by the Company constitutes a Superior Proposal (after giving effect to all adjustments which may be offered by Parent pursuant to clause (B) below), and the Company Board of Directors concludes in good faith, after consultation with outside counsel and its financial advisors, that failing to take such action would be inconsistent with the fiduciary duties of the Company Board of Directors under applicable Law, the Company may terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to the foregoing clause (ii), and any purported termination pursuant to the foregoing clause (ii) shall be void and of no force or effect, unless in advance of or concurrently with such termination the Company (1) pays the Termination Fee, as required by Section 8.2(b), and (2) simultaneously with such termination enters into an acquisition agreement, merger agreement or similar definitive agreement (the “Alternative Acquisition Agreement”) and terminates this Agreement in compliance with Section 8.1(d); provided, further, that the Company Board of Directors may not effect a Company Change in Recommendation or terminate this Agreement pursuant to the foregoing respective clauses (i) or (ii), as applicable, unless (A) the Company shall have provided prior written notice to Parent, at least five (5) calendar days in advance (the “Notice Period”), of its intention to take such action, which notice shall specify, in the case of clause (i), the basis for the Intervening Event and, in the case of a clauses (i) (if applicable) and (ii), the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal), and (B) prior to effecting a Company Change in Recommendation (but only if such change is due to the existence of a Superior Proposal) and/or terminating this Agreement pursuant to clause (ii) to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal, the Company shall, during the Notice Period, negotiate with Parent in good faith (but only if such negotiations are requested by Parent) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any material revisions to the Superior Proposal after the start of the Notice Period, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.2(d) with respect to such new written notice, and the Notice Period shall be deemed to have re-commenced on the date of such new notice, except that the Notice Period shall be reduced to two (2) business days.
          (e) Nothing contained in this Section 5.2 shall prohibit the Company Board of Directors from complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act (or any similar communication to stockholders); provided that any public disclosure other than a “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communications to the stockholders of the Company) shall be deemed to be a Company Change in Recommendation unless such other public disclosure contains therein an express statement that the Company Board of Directors (i) rejects the applicable Acquisition Proposal or (ii) reaffirms its recommendation to its stockholders in favor of the Merger.

ARTICLE VI
ADDITIONAL AGREEMENTS
          Section 6.1 Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub, and Parent and Merger Sub shall give prompt notice to the Company, of the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would be likely to cause any representation or warranty of such Person contained in this Agreement to be untrue or inaccurate as if made as of any time prior to the Effective Time, such that the conditions set forth in Article VII would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.1 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties, or the conditions to the obligations of the parties hereto.
          Section 6.2 Access; Confidentiality. From the date of this Agreement until the Effective Time, the Company shall, and shall cause the Company Subsidiaries to, upon reasonable prior notice, (a) give Parent and Merger Sub, their officers and a reasonable number of their employees and their authorized Representatives, reasonable access during normal business hours (x) to the Company Agreements, contracts, books, records, analysis, projections, plans, systems, personnel, commitments, offices and other facilities and properties of the Company and the Company Subsidiaries, and (y) with the prior consent of the Company (such consent not to be unreasonably withheld), to the customers, suppliers and Representatives of the Company and the Company Subsidiaries, and (b) furnish, or cause to be furnished, (i) to Parent, Merger Sub or Parent’s Representatives, such reasonably available information concerning the business, properties, Company Material Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent, Merger Sub or Parent’s Representatives may reasonably request, and (ii) to Parent, any monthly financial statements that are provided to the Company Board of Directors in the ordinary course of business (which statements shall be provided substantially contemporaneously with the time such information is furnished to the Company Board of Directors). The terms of the Confidentiality Agreement shall apply to any information provided to Parent or Merger Sub pursuant to this Section 6.2. Notwithstanding anything to the contrary set forth herein, the Company shall not be required to provide access to, or to disclose information, where such access or disclosure would jeopardize the attorney-client privilege of the Company or its Subsidiaries or contravene any Law; provided that the parties to this Agreement shall use their reasonable best efforts to cause all such information to be provided in a manner that does not jeopardize such attorney-client privilege or contravene such Law.
          Section 6.3 Consents and Approvals.
          (a) Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to consummate and make effective the Merger as promptly as practicable, but in no event later than the Outside Date, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, clearances approvals, authorizations or orders required to be obtained or made by Parent, Merger Sub or the Company or any of their respective Subsidiaries, or required to avoid any action or proceeding by any Governmental Entity, in each case to the extent required in connection with the HSR Act or any other antitrust or competition Law or regulation of a jurisdiction located outside of the United States (the “Foreign Antitrust Approvals”), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, (iii) make or cause to be made the applications or filings required to be made by Parent, Merger Sub or the Company or any of their respective Subsidiaries under or with respect to the HSR Act, any other applicable Foreign Antitrust Approvals or any other applicable Laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger or the other transactions contemplated hereby, (iv) comply at the earliest reasonably practicable date with any request under or with respect to the HSR Act, any other Foreign Antitrust Approvals and any such other applicable Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in connection with such applications or filings or the Merger or the other transactions contemplated hereby and (v) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by the other party in connection with, making (A) any filing under or with respect to the HSR Act, any other Foreign Antitrust Approvals or any such other applicable Laws and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity. For the avoidance of doubt and notwithstanding anything to the contrary contained in this Agreement, Parent and its Subsidiaries shall commit to any and all divestitures, licenses or hold separate or similar arrangements with respect to its assets or conduct of business arrangements as a condition to obtaining any and all approvals from any Governmental Entity for any reason in order to satisfy the conditions set forth in Section 7.1(c) of this Agreement, as promptly as practicable, but in no event later than the Outside Date, including taking any and all actions necessary in order to ensure that (x) no requirement for non-action, a waiver, consent or approval of the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice, (y) no decree, judgment, injunction, temporary restraining order or any other order in any suit or proceeding, in each case, pursuant to any antitrust or competition Law or regulation, and (z) no other matter relating to any antitrust or competition Law or regulation, would preclude satisfaction of the conditions set forth in Article VII by the Outside Date. The Company shall agree if, but solely if, requested by Parent to divest, hold separate or otherwise take or commit to take any action with respect to the businesses, services, or assets of the Company or any of its subsidiaries in furtherance of this Section 6.3; provided, however, that any such action may be conditioned upon consummation of the Merger.
          (b) Each of the Company and Parent shall, and shall cause their respective Subsidiaries to, furnish to the other party all information necessary for any such application or other filing to be made in connection with the Merger and the other transactions contemplated hereby. Each of the Company and Parent shall promptly inform the other of any material communication with, and any proposed understanding, undertaking or agreement with, any Governmental Entity regarding any such application or filing. If a party hereto intends to independently participate in any meeting with any Governmental Entity in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting and invite Representatives of the other party to participate in the meeting with the Governmental Entity unless prohibited by such Governmental Entity. The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.
          (c) The Company shall give (or shall cause its Subsidiaries to give) any notices to third parties, and use, and cause its Subsidiaries to use, reasonable best efforts to obtain any third party consents necessary, proper or advisable to consummate the Merger or the other transactions contemplated hereby, or required to be disclosed in the Company Disclosure Schedule.
          (d) If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity challenging the Merger or the other transactions contemplated hereby as violative of any applicable Law, each of the Company and Merger Sub shall, and shall cause their respective affiliates to, cooperate and use their reasonable best efforts to contest and resist any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger or the other transactions contemplated hereby.
          (e) Notwithstanding anything set forth in this Agreement, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, control and supervision over its business operations.
          Section 6.4 Publicity. So long as this Agreement is in effect, neither the Company nor Parent, nor any of their respective Subsidiaries or affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without the prior consent of the other party, unless such party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that the Company shall not be required to provide any such review or comment to Parent in connection with the receipt and existence of an Acquisition Proposal and matters related thereto or a Company Change in Recommendation; provided, further, each party hereto and their respective controlled affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 6.4.
          Section 6.5 Directors’ and Officers’ Insurance and Indemnification.
          (a) Parent shall, or shall cause the Surviving Corporation to, honor and fulfill in all respects the obligations of the Company to the fullest extent permissible under applicable provisions of the DGCL and under the Company Governing Documents in effect on the date hereof and under any indemnification or other similar agreements (the “Indemnification Agreements”) in effect on the date hereof between the Company and the individuals who serve as directors and officers of the Company (the “Covered Persons”) arising out of or relating to actions or omissions in their capacity as officers or directors of the Company or the Company Subsidiaries occurring at or prior to the Effective Time, including in connection with the approval of this Agreement and the Merger or the other transactions contemplated hereby.
          (b) The Surviving Corporation shall advance expenses (including reasonable legal fees and expenses) incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification pursuant to Section 6.5(a) pursuant to the procedures set forth, and to the extent provided, in the Company Governing Documents or the Indemnification Agreements as in effect on the date hereof; provided, however, that any Person to whom expenses are advanced undertakes, to the extent required by the Company Governing Documents or the DGCL, to repay such advanced expenses to the Surviving Corporation as soon as reasonably practicable if it is ultimately determined that such Person is not entitled to indemnification.
          (c) For a period of six (6) years after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company Governing Documents. The Indemnification Agreements with Covered Persons in existence on the date of this Agreement that survive the Merger shall continue in full force and effect in accordance with their terms.
          (d) For a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided that Parent may substitute therefor policies with reputable and financially sound carriers of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from or related to facts or events which occurred at or before the Effective Time; provided, however, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the “Base Premium”); provided, further, if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, Parent shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Base Premium, provided, further, if either the Company or Parent, in each case, in its sole discretion elects, by giving written notice to the other party at least 10 days prior to the Effective Time, then, in lieu of the foregoing insurance, effective as of the Effective Time, the Company or Parent, as applicable, shall purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s existing directors and officers liability policy, and in all other respects shall be comparable to such existing coverage), provided that the premium for such “tail” or “runoff” coverage shall not exceed an amount equal to the Base Premium.
          (e) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.5.
          (f) The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.5, and this Section 6.5 shall not be amended after the Effective Time in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.
          Section 6.6 State Takeover Laws. If any Takeover Law becomes or is deemed to become applicable to the Company, the Merger or any other transaction contemplated hereby or any provision of the Rights Agreement becomes or is deemed to become applicable to Parent or Merger Sub, the Merger or any other transaction contemplated hereby, in each case, then the Company Board of Directors shall take all action necessary to render such statute or provision inapplicable to the foregoing.
          Section 6.7 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.
          Section 6.8 Employee Benefits Matters . Effective as of the Effective Time, Parent shall provide, or shall cause the Company or a Company Subsidiary to provide, to each employee of the Company or a Company Subsidiary who continues to be employed by the Company or any Company Subsidiary immediately following the Effective Time (the “Affected Employees”), (a) an initial base salary or initial regular hourly wage, whichever is applicable, that is not less than the base salary or regular hourly wage provided to such Affected Employee by the Company or any Company Subsidiary immediately prior to the Effective Time, and (b) for at least six (6) months following the Effective Time, employee benefits that are, in the aggregate, substantially comparable to those provided to similarly situated employees of Parent (other than any equity-based benefits). Parent shall maintain and honor, and shall cause the Company, the Surviving Corporation, and each Company Subsidiary to maintain and honor, the Company’s current severance policy described in Section 6.8 of the Company Disclosure Schedule for a period of six (6) months after the Effective Time. Effective as of the Effective Time and thereafter, Parent shall provide, or shall cause the Company or a Company Subsidiary to provide, that periods of employment with the Company or any Company Subsidiary (including, without limitation, any current or former affiliate of the Company or any predecessor of the Company or any Company Subsidiary) shall be taken into account for purposes of determining, as applicable, the eligibility for participation and vesting (but not benefit accruals under any defined benefit plan) of any Affected Employee under all employee benefit plans (other than any equity-based plans) maintained by Parent or an affiliate of Parent for the benefit of the Affected Employees, including, without limitation, vacation plans or arrangements, 401(k) or other retirement plans and any severance or welfare plans (but expressly excluding any equity-based plans) to the same extent taken into account for a similar purpose by the Company under an analogous Benefit Plan prior to the Effective Time. Effective as of the Effective Time and thereafter, Parent shall, and shall cause the Company and any Company Subsidiary to, (i) reduce any period of limitation on health benefits coverage of Affected Employees due to pre-existing conditions under the applicable health benefits plan of Parent or an affiliate of Parent by the number of days of an individual’s “creditable coverage,” to the extent required by Section 701 of ERISA, and (ii) credit each Affected Employee with all deductible payments and co-payments paid by such employee under the health benefit plans of the Company or its affiliates prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Parent or an affiliate of Parent for such year. Nothing in this Agreement shall confer upon any Affected Employee any right to continue in the employ or service of Parent, the Company or any affiliate of Parent or the Company, or shall interfere with or restrict in any way the rights of Parent, the Company or any affiliate of Parent or the Company to discharge or terminate the services of any Affected Employee. This Section 6.8 is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Nothing in this Section 6.8 shall be construed to modify, amend, or establish any employee benefit plan, program, agreement or arrangement or in any way interfere with or restrict in any way the rights of the parties hereto or any other Person to modify, amend or terminate any of its employee benefit plans, programs, agreements or arrangements.

ARTICLE VII
CONDITIONS
          Section 7.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:
          (a) Stockholder Approval. This Agreement shall have been adopted and the Merger approved at the Special Meeting by the holders of a majority of the then outstanding Shares;
          (b) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger; and
          (c) HSR Act; Foreign Antitrust Approvals. All waiting periods (and any extensions thereof) applicable to the transactions contemplated hereby under the HSR Act shall have expired or been terminated early, and any other material consents or Foreign Antitrust Approvals required to have been obtained prior to the Effective Time with respect to the transactions contemplated hereby shall have been received (or been deemed to have been received by virtue of the expiration or termination of any applicable waiting period).
          Section 7.2 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, to the extent permitted by applicable Law:
          (a) Representations and Warranties. (i) All representations or warranties of the Company set forth in Section 3.1 (Organization), Section 3.2 (Capitalization), Section 3.3 (Authorization; Validity of Agreement; Company Action), Section 3.4 (Board Approvals), Section 3.8(b)(A) (Absence of Company Material Adverse Effect) and Section 3.23 (Brokers; Expenses) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties related expressly to an earlier date, in which case as of such earlier date); and (ii) all representations or warranties of the Company (excluding those representations and warranties described in clause (i) above) contained in the Agreement (without giving effect to any references to any Company Material Adverse Effect or materiality qualifications) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties related expressly to an earlier date, in which case as of such earlier date), except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
          (b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants to be performed or complied with by it under the Agreement.
          (c) Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Sections 7.2(a) and 7.2(b).
          (d) No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred or exist.
          Section 7.3 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, to the extent permitted by applicable Law:
          (a) Representations and Warranties. All representations or warranties of Parent and Merger Sub contained in the Agreement (without giving effect to any references to materiality qualifications) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties related expressly to an earlier date, in which case as of such earlier date).
          (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants to be performed or complied with by it under the Agreement.
          (c) Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Sections 7.3(a) and 7.3(b).
ARTICLE VIII
TERMINATION
          Section 8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding the receipt of Stockholder Approval (with any termination by Parent also being an effective termination by Merger Sub) only as follows:
          (a) by either Parent or the Company, if there has been a breach by the other party of any representation, warranty, covenant or agreement set forth in this Agreement, which (1) in the case of a breach by the Company, would result in any of the conditions in Section 7.2(a) or 7.2(b) not being satisfied and (2) in the case of a breach by

Parent or Merger Sub, would result in any of the conditions in Section 7.3(a) or 7.3(b) not being satisfied (and in each case such breach is not curable, or if curable, has not been cured within twenty (20) business days after (but in no event later than the Outside Date) the receipt of notice thereof by the defaulting party from the non-defaulting party); provided that, this Agreement may not be terminated pursuant to this Section 8.1(a) by any party if such party is then in material breach of any representation, warranty, covenant or agreement set forth in this Agreement;
          (b) by either Parent or the Company, if the Merger shall not have been consummated by midnight, New York City time, on or before April 30, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by the Outside Date;
          (c) by Parent, if (1) the Company Board of Directors shall have effected a Company Change in Recommendation, (2) the Company Board of Directors or any committee thereof shall have approved or recommended (or proposed publicly to approve or recommend) any Acquisition Proposal (whether or not a Superior Proposal), (3) a tender or exchange offer, that if successful, would result in any Person or group becoming the beneficial owner of 15% or more of the outstanding Shares, has been commenced (other than by Parent, Merger Sub or any of their affiliates) and the Company Board of Directors fails to publicly recommend that the stockholders of the Company not tender their shares in such tender or exchange offer within ten (10) business days of such commencement, or (4) the Company shall have materially breached any of its obligations under Section 5.2 and such material breach is not curable, or if curable, has not been cured by the Company within twenty (20) business days after (but in no event later than the Outside Date) the receipt of notice thereof from Parent;
          (d) by the Company, in accordance with and subject to the terms and conditions of Section 5.2(d); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company unless the Company has complied in all material respects with Section 5.2;
          (e) by either Parent or the Company, if the Stockholder Approval shall not have been obtained at the Special Meeting duly convened therefore or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;
          (f) by either Parent or the Company, if a court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the Merger; or
          (g) by mutual written consent of Parent and the Company duly authorized by the Company Board of Directors and the Board of Directors of Parent.

          Section 8.2 Effect of Termination.
          (a) In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub or the Company, except (i) Section 8.2 and Sections 9.3 through 9.14 shall survive such termination, and (ii) nothing herein shall relieve any party from liability for any willful or intentional material breach of this Agreement.
          (b) Termination Fee.
          (i) If Parent terminates this Agreement pursuant to Section 8.1(c)(1), 8.1(c)(2) or 8.1(c)(3), then the Company shall pay to Parent promptly, but in no event later than two (2) business days after the date of such termination, a fee of $10,900,000 in cash (the “Termination Fee”).
          (ii) If the Company terminates this Agreement pursuant to Section 8.1(d), prior to or concurrent with, and as a condition to, the effectiveness of such termination, the Company shall pay to Parent the Termination Fee.
          (iii) If (A) Parent or the Company shall have terminated this Agreement pursuant to Section 8.1(b) or 8.1(e) or Parent shall have terminated this Agreement pursuant to Section 8.1(c)(4), (B) following the execution and delivery of this Agreement and prior to the termination of this Agreement an Acquisition Proposal shall have been publicly announced or shall have become publicly known and not publicly withdrawn, and (C) within twelve (12) months following such termination, the Company consummates an Acquisition Proposal (whether or not such Acquisition Proposal relates to the Acquisition Proposal as originally announced or known) or enters into a definitive agreement with respect to an Acquisition Proposal, then the Company shall pay to Parent, on the earlier of the date of entry into such definitive agreement or consummation of such Acquisition Proposal, as the case may be, the Termination Fee, less any amount previously paid pursuant to Section 8.2(b)(iv).
          (iv) If Parent shall have terminated this Agreement pursuant to Section 8.1(a) as a result of a breach of the Agreement by the Company, then, in addition to and without limiting any other right or remedy hereunder or under applicable Law, the Company shall reimburse Parent and Merger Sub in cash for the documented out-of-pocket costs, fees and expenses incurred by Parent and/or Merger Sub in connection with this Agreement and the Merger up to an amount not to exceed $3,000,000 in the aggregate, which such reimbursement shall be payable to Parent (or as directed by Parent) within two (2) business days following the later of the date of such termination or the date of delivery of such documentation, which must be in reasonable form and substance.

          (v) For purposes of this Section 8.2(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 9.5, except that the reference to “at least 15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “at least 50%”.
          (c) Any amounts payable pursuant to this Section 8.2 shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent (which account instructions Parent shall provide upon request). For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.
          (d) The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that without such provisions, Parent would not have entered into this Agreement. If the Company fails to pay an amount required to be paid pursuant to this Section 8.2, and Parent or Merger Sub commences a suit which results in a judgment against the Company to pay such amount or any portion thereof, the Company shall pay to Parent and Merger Sub their reasonable, out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) in connection with such suit, together with interest on the amounts set forth in Section 8.2(b) hereof or portion thereof at the prime rate of Citibank N.A. in effect on the date such payment was required to be made through the date of payment.
ARTICLE IX
MISCELLANEOUS
          Section 9.1 Amendment and Modification; Waiver.
          (a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after any vote of stockholders of the Company contemplated hereby, by written agreement of the parties hereto (by action taken by their respective Boards of Directors); provided, however, that after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
          (b) At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.
          Section 9.2 Non-survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
          Section 9.3 Expenses. Except as expressly set forth in Section 8.2, all fees, costs and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.
          Section 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Computer Sciences Corporation
2100 East Grand Avenue
El Segundo, CA 90245
Attention: General Counsel and
Vice President, Corporate Development
Facsimile: (310) 615-1663

with a copy to:

Gibson, Dunn & Crutcher LLP
Century City Office
2029 Century Park East
Los Angeles, CA 90067
Attention: Mark S. Lahive
Facsimile: (310) 552-7038

and

(b)	if to the Company, to:

First Consulting Group, Inc.
111 W. Ocean Boulevard
Fourth Floor
Long Beach, California 90802

Attention:	Michael A. Zuercher,
Senior Vice President, Corporate Affairs,
General Counsel and Corporate Secretary
Facsimile:	(562) 983-9384

with a copy to:

Latham & Watkins LLP
650 Town Center Drive, 20th Floor
Costa Mesa, California 92626
Attention:	Charles K. Ruck
Kevin B. Espinola
Facsimile:	(714) 755-8290
          Section 9.5 Certain Definitions. For the purposes of this Agreement, the term:
          “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that the standstill provision in an Acceptable Confidentiality Agreement entered into after the date hereof with a Person (other than an Interested Person or affiliate or Representative of an Interested Person) may permit the other party to such agreement to convey confidentially an Acquisition Proposal to the Company (subject to Section 5.2(a)(ii)) and otherwise permit such party and the Company to undertake the activities permitted by Section 5.2(b); provided, further, that, if any such Acceptable Confidentiality Agreement contains a standstill provision that is more favorable to the other party thereto than the terms of the Confidentiality Agreement, as permitted by the prior proviso, the Confidentiality Agreement shall automatically, and without any further action of the parties, be amended to restate the standstill provision in the Confidentiality Agreement to make the terms of the Confidentiality Agreement relating to the standstill provision consistent with the more favorable terms of the Acceptable Confidentiality Agreement; provided, further, that prior to entering into any Acceptable Confidentiality Agreement, the Company shall provide written notice to Parent of its intention to do so and shall provide Parent with a copy of such Acceptable Confidentiality Agreement, and any drafts thereof, as soon as reasonably practicable.
          “Acquisition Proposal” means any offer or proposal, or any indication of interest in making an offer or proposal, made by a Person or group (other than the Merger Sub and Parent) at any time which is structured to permit such Person or group to acquire beneficial ownership of at least 15% of the assets of, equity interest in, or businesses of, the Company and its Subsidiaries (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Merger.

          “business days” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.
          “Company 10-Q” means the Company’s quarterly report on Form 10-Q for its fiscal quarter ended as of June 29, 2007.
          “Company IP” means Owned Company IP and Licensed Company IP.
          “Company Material Adverse Effect” means any change, effect, development, circumstance, condition or worsening thereof (an “Effect”) that, individually or in the aggregate, has or is reasonably likely to have a material adverse effect on the properties, assets, liabilities, condition (financial or otherwise), business or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects resulting from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to exist: (i) conditions (or changes therein) in any industry or industries in which the Company operates to the extent that such conditions do not have a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other companies of comparable size to the Company operating in such industry or industries, (ii) general economic conditions (or changes therein) in the United States, in any country in which the Company or any of its Subsidiaries conducts business or in the global economy as a whole, (iii) any generally applicable change in Law, rule or regulation or GAAP, (iv) conditions arising out of acts of terrorism, war, weather conditions or other force majeure events, (v) any actions taken, or failure to take action, to which Parent or Merger Sub has expressly consented or requested, (vi) changes in the Common Stock price or the trading volume of the Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account), and (vii) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (in each case, it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account).
          “Company Options” shall mean all options to purchase shares of Common Stock granted or awarded under the Company Stock Plans.
          “Company Products” means all products distributed and services performed by Company or its Subsidiaries.
          “Company Property” means any real property and improvements, now or heretofore, owned, leased or operated by the Company or any of the Company Subsidiaries or their respective predecessors.

          “Company Registered IP” means any Registered IP owned by the Company or any of the Company Subsidiaries.
          “Company Stock Plans” mean collectively the Company’s 2007 Equity Incentive Plan, the Company’s 1997 Equity Incentive Plan, the Company’s Non-Employee Directors’ Stock Option Plan, the Company’s 1999 Non-Officer Equity Incentive Plan, the Company 1994 Restricted Stock Plan, the Doghouse Enterprises, Inc. 2000 Equity Incentive Plan, the Paragon Solutions, Inc. Incentive Stock Plan, the Paragon Solutions, Inc. Non-Employee Directors’ Stock Option Plan, Integrated Systems Consulting Group, Inc. Amended and Restated Stock Option Plan.
          “Company Subsidiary” means each Person that is a Subsidiary of the Company.
          “Confidentiality Agreement” means the letter agreement, dated May 18, 2007, between the Company Financial Advisor as agent for the Company and Parent regarding confidentiality and standstill obligations.
          “Controlled Group Liability” means any liability (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, or (iii) under Sections 412 and 4971 of the Code.
          “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, Liens, notices of noncompliance or violation, investigations or proceedings under any Environmental Law or any permit issued under any such Environmental Law, including, without limitation, (i) any and all environmental claims by Governmental Entities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all environmental claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury to the environment or as a result of exposure to Hazardous Materials.
          “Environmental Law” means any federal, state, foreign or local statute, Law, rule, regulation, ordinance, code or rule of common law and any judicial or administrative interpretation thereof binding on the Company, any of the Company Subsidiaries or their respective operations or property, including any judicial or administrative order, consent decree or judgment, relating to the environment, Hazardous Materials, worker safety or exposure of any Person to Hazardous Materials including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. sec. 9601 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. sec. 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. sec. 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. sec. 2601 et seq.; the Clean Air Act, 42 U.S.C. sec. 7401 et seq.; Oil Pollution Act of 1990, 33 U.S.C. sec. 2701 et seq.; the Safe Drinking Water Act, 42 U.S.C. sec. 300f et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. sec. 1801 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. sec.

651 et seq., and all similar or analogous foreign, state, regional or local statutes, secondary and subordinate legislation, and directives, and the rules and regulations promulgated thereunder.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.
          “Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “extremely hazardous substances,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” or words of similar import, under any applicable Environmental Law.
          “Intellectual Property” shall mean any or all of the following: (i) inventions (whether patentable or not), invention disclosures, improvements, and all documentation relating to any of the foregoing; (ii) non-public business, technical, and customer information, business records and files, trade secrets, confidential information, proprietary information, know how, technical data and other non-public information; (iii) works of authorship (including computer programs, software, and firmware, including source code, object code, executable code, code libraries, and scripts), computer program architecture and files, schematics, drawings, and diagrams, development tools and other documentation in whatever media; (iv) marketing materials or other materials containing representations of trademarks, logos, slogans, service marks, business names, trade names, and trade dress, URLs and domain names; (v) databases and data collections, and (vi) any similar or equivalent embodiments, representations or manifestations of Intellectual Property Rights.
          “Intellectual Property Rights” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisionals, renewals, extensions, substitutions, continuations, and continuations-in-part thereof (“Patents”); (ii) copyright rights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world including moral and economic rights of authors, however denominated (“Copyrights”); (iii)  rights in trade marks, service marks, trade names, business names, logos, slogans, trade dress, and trademark and service mark registrations and applications therefor, and all goodwill associated therewith (“Trademarks”); (iv) URLs and domain names; (v) trade secret rights, confidential information, know how and inventions (including, those trade secret rights defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), and rights to limit the use or disclosure thereof by any Person; including databases and data collections and all rights therein (“Trade Secrets”); and (vi) any similar or equivalent proprietary or intellectual property rights to any of the foregoing (as applicable), whether now known or hereafter recognized in any jurisdiction.

          “Interested Person” means any Person that has communicated in writing to the Company, the Company Board of Directors or their respective Representatives an indication of interest, offer or proposal with respect to an Acquisition Proposal at any time during the nine-month period immediately prior to the date hereof.
          “Intervening Event” shall mean a material fact or event with respect to the Company’s assets or business that is neither known by the Company Board of Directors as of the date hereof (or, if known, the material consequences of which are not known to or understood by the Company Board of Directors as of the date hereof) nor reasonably foreseeable as of the date hereof, which fact or event (or any material consequence of which) becomes known to or by (or understood by) the Company Board of Directors prior to Stockholder Approval; provided, however, that in no event shall (i) any event resulting from a breach of this Agreement by the Company or any of its Subsidiaries or (ii) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof, constitute an Intervening Event.
          “knowledge” will be deemed to be the actual knowledge of any executive officer of Parent, Merger Sub or the Company, as the case may be.
          “Law” means any law, common law, statute, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity having the effect of law.
          “Licensed Company IP” means all Intellectual Property and Intellectual Property Rights that are licensed to the Company or any of its Subsidiaries by third parties.
          “Lien” means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
          “made available to Parent,” “furnished to Parent” or similar phrases used in this Agreement means that the subject documents were posted to the “Project Champion” data room at https://datasite.merrillcorp.com prior to, and remain accessible to Parent on the date that is two business days prior to the date of this Agreement.
          “Owned Company IP” means all Intellectual Property and Intellectual Property Rights that are owned by the Company or any of its Subsidiaries.
          “Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.
          “Registered IP” means all Intellectual Property and Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Entity,

including all Patents, registered Copyrights, registered Trademarks, registered Trade Secrets, and registered domain names and URLs, and all pending applications for any of the foregoing.
     “Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying or seeping into or upon any land or water or air, or otherwise entering into the environment.
     “Representatives” means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent, Merger Sub or the Company, as applicable, and its Subsidiaries.
     “Rights Agreement” means the Share Purchase Rights Agreement of the Company adopted November 22, 1999, as amended.
     “Share” means a share of the Company’s Common Stock, par value $0.001 per share.
     “Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.
     “Superior Proposal” means any bona fide Acquisition Proposal (except the references therein to “15%” shall be replaced by “50%”) made in writing that (x) is on terms that the Company Board of Directors has determined in its good faith judgment (after consultation with its financial advisor and outside counsel) is more favorable from a financial point of view to the holders of Shares than the Merger, taking into account all the terms and conditions of such Acquisition Proposal and this Agreement, and (y) which the Company Board of Directors has determined in good faith (after consultation with its financial advisor and outside counsel and after taking into account all legal, financial, regulatory and other aspects of the proposal, including the financing terms thereof) is reasonably capable of being consummated.
     “Tax” or “Taxes” means any (i) federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever and denominated by any name whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (ii) any and all liability for amounts described in (i) of any member of an affiliated, consolidated, combined or unitary group of which the Company or any Company Subsidiary (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar state, local, or foreign Law or regulation, and (iii) any and all liability for amounts described in clause (i) of any Person (other than the Company or any Company Subsidiary) imposed on the Company or any Company Subsidiary as a transferee or successor, by contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing.
     “Tax Return” means any return, report, certificate, form or similar statement or document or other communication required or permitted to be supplied to, or filed with, a Governmental Entity in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.
     “Treasury Regulations” means the United States Treasury regulations promulgated under the Code.
     Section 9.6 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Affected Employees”	Section 6.8
“Agreement”	Preamble
“Alternative Acquisition Agreement”	Section 5.2(d)
“Appraisal Rights”	Section 2.3(a)
“Balance Sheet Date”	Section 3.14
“Base Premium”	Section 6.5(d)
“Benefit Plans”	Section 3.11(a)
“Book-Entry Shares”	Section 2.2(b)
“Certificate of Merger”	Section 1.2
“Certificates”	Section 2.2(b)
“Closing”	Section 1.3
“Closing Date”	Section 1.3
“Code”	Section 2.2(e)
“Common Stock”	Section 3.2(a)
“Company”	Preamble
“Company Agreements”	Section 3.13(a)
“Company Board of Directors”	Recitals
“Company Change in Recommendation”	Section 5.2(d)
“Company Collective Bargaining Agreement”	Section 3.16(a)
“Company Disclosure Schedule”	Article III
“Company Financial Advisor”	Section 3.19
“Company Governing Documents”	Section 3.1
“Company IP Agreements”	Section 3.15(b)
“Company Material Contract”	Section 3.13(b)
“Company Permits”	Section 3.17(b)
“Company Recommendation”	Section 3.4

“Company SEC Documents”	Section 3.6
“Company Source Code”	Section 3.15(k)
“Company Stock-Based Award”	Section 3.2(b)
“Copyrights”	Section 9.5
“Covered Persons”	Section 6.5(a)
“DGCL”	Recitals
“Dissenting Shares”	Section 2.3(a)
“Effect”	Section 9.5
“Effective Time”	Section 1.2
“Equity Interests”	Section 3.2(a)
“Exchange Act”	Section 1.6(a)
“Financial Statements”	Section 3.6
“Foreign Antitrust Approvals”	Section 6.3(a)
“Foreign Benefit Plan”	Section 3.11(h)
“GAAP”	Section 3.6
“Governmental Entity”	Section 3.5
“HSR Act”	Section 3.5
“Indemnification Agreements”	Section 6.5(a)
“Information Technology”	Section 3.15(m)
“Junior Preferred Stock”	Section 3.2(a)
“Legal Proceeding”	Section 3.10
“Merger”	Recitals
“Merger Consideration”	Section 2.1(c)
“Merger Sub”	Preamble
“Merger Sub Common Stock”	Section 2.1
“Nasdaq”	Section 3.5
“Notice Period”	Section 5.2(d)
“Option Consideration”	Section 2.4(a)
“Outside Date”	Section 8.1(b)
“Parent”	Preamble
“Parent Disclosure Schedule”	Article IV
“Patents”	Section 9.5
“Paying Agent”	Section 2.2(a)
“Permitted Liens”	Section 3.14
“Preferred Stock”	Section 3.2(a)
“Proxy Statement”	Section 1.6(a)
“Related Person”	Section 3.22
“Rights”	Section 3.24
“Sarbanes-Oxley Act”	Section 3.6
“SEC”	Section 1.6(a)
“Section 16 Affiliate”	Section 2.4(c)
“Securities Act”	Section 3.6
“Special Meeting”	Section 1.6(b)
“Stockholder Approval”	Section 3.3
“Surviving Corporation”	Section 1.1(a)
“Takeover Laws”	Section 3.24

“Termination Fee”	Section 8.2(b)
“Trade Secrets”	Section 9.5
“Trademarks”	Section 9.5
“Voting Debt”	Section 3.2(a)
     Section 9.7 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. All references to this Agreement shall be deemed to include references to the “plan of merger” contained herein (as such term is used in the DGCL). The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     Section 9.8 Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.
     Section 9.9 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Confidentiality Agreement:
     (a) constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be amended so that until the termination of this Agreement in accordance with Section 8.1 hereof, Parent and Merger Sub shall be permitted to take the action contemplated by this Agreement) and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof, and
     (b) except as provided in Section 6.5, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     Section 9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger is fulfilled to the extent possible.
     Section 9.11 Governing Law; Jurisdiction.
     (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.
     (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or, if such court does not have proper jurisdiction, the Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware Court of Chancery or, if such court does not have proper jurisdiction, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Delaware Court of Chancery or such Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Delaware Court of Chancery or such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
     Section 9.12 Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR

OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.
     Section 9.13 Assignment. This Agreement shall not be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that (a) Merger Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (i) Parent, (ii) Parent and one or more direct or indirect wholly-owned Subsidiaries of Parent or (iii) one or more direct or indirect wholly-owned Subsidiaries of Parent, and (b) Parent may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to any of its affiliates so long as Parent shall also remain liable for such obligations and any such assignment shall not impede or delay the consummation of any of the transactions contemplated hereby or otherwise impede or adversely affect the rights of the stockholders of the Company under this Agreement. Subject to the preceding sentence, but without relieving any party hereto of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
     Section 9.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties hereto shall be entitled seek an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.
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     IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

COMPUTER SCIENCES CORPORATION
By	/s/ Paul T. Tucker
	Name:	Paul T. Tucker
	Title:	Vice President, Corporate Development

LB ACQUISITION CORP.
By	/s/ Paul T. Tucker
	Name:	Paul T. Tucker
	Title:	Vice President

FIRST CONSULTING GROUP, INC.
By	/s/ Larry R. Ferguson
	Name:	Larry R. Ferguson
	Title:	Chief Executive Officer

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